CSK Auto Corporation Announces Completion of CEO Transition
and Appointment of EVP — Merchandising

PHOENIX, AZ, August 15, 2007 – CSK Auto Corporation (NYSE: CAO) (the “Company”) announced today that it filed its remaining fiscal 2006 periodic SEC reports. As previously planned, upon the filing of the remaining fiscal 2006 reports, current Chairman of the Board and Chief Executive Officer, Maynard Jenkins, retired from the Company, and Lawrence Mondry assumed the President and CEO positions and was appointed to the Company’s Board of Directors. Charles K. Marquis, the Company’s lead director, has been appointed to the position of Chairman of the Board. Biographical information on Messrs. Mondry and Marquis is available on the Company’s website.

The Company also announced the appointment of Brian Woods to the position of Executive Vice President – Merchandising. Most recently, Mr. Woods served as Executive Vice President and General Merchandising Manager of CompUSA from October 2003 to February 2007. He has also served in a variety of other executive and management positions with CompUSA from July 1992, including Vice President of Technology Services, Senior Director of Technical Services and Director of Service Project Management, a position responsible for building CompUSA’s national account commercial business. Mr. Woods assumes his new position with CSK August 15, 2007.

Mr. Mondry stated, “Brian has a proven ability to develop and mobilize a team to quickly analyze key business drivers and develop strategies to grow the bottom line. Brian’s addition to the Company will strengthen our senior management team and bring a fresh yet experienced perspective to CSK.”

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 5, 2007, the Company operated 1,336 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts, and Murray’s Discount Auto Stores.

Safe Harbor Statement
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the SEC. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.

CONTACT: CSK Auto Corporation, Phoenix
Brenda Bonn, 602-631-7483
Manager, Investor Relations